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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 6)

SupportSoft, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

868587106
						(CUSIP Number)

May 6, 2003
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 868587106				13D				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,834,200 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,834,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,834,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,834,200-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,834,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,834,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-6,834,200-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-6,834,200-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-6,834,200-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	20.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 868587106				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-5,123,300-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-5,123,300-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-5,123,300-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	15.2%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 868587106				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of SupportSoft, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)  RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, Ste 1700, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II.	(a)  RS Investment Management, L.P. is a California Limited Partnership.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c)registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III.	(a)	RS Diversified Growth Fund is a series of a Massachusetts Business
Trust.
	(b)	388 Market Street, Ste 1700, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV.	(a)	G. Randall Hecht is a control person of RS Investment
Management Co. LLC and RS Investment Management, L.P.
(b) RS Investments, 388 Market Street, Ste 1700, San Francisco, CA 94111
(c) Chief Executive Officer of RS Investment Management Co. LLC and
RS Investment Management, L.P.
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

RS Investment Management, L.P. is a Registered Investment Adviser and the investment adviser to RS Diversified Growth Fund.
RS Investment Management Co. LLC is the General Partner of RS Investment Management, L.P. G. Randall Hecht is a control person of RS
Investment Management Co. LLC and RS Investment Management, L.P.

CUSIP No. 868587106				13D			Page 7 of 10


ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		6,834,200	20.2%
RS Investment Mgmt, L.P.		6,834,200	20.2%
RS Diversified Growth Fund		5,123,300	15.2%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 33,826,053 shares of Common Stock of the Issuer outstanding as of March 27, 2003.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 6,834,200 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 6,834,200 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a series Of a Massachusetts Business Trust with shared dispositive power over 5,123,300 shares of the Issuer.

CUSIP No. 868587106				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

DATE            SHARES      PRICE/SH   TYPE
03/06/2003      10000         1.92     open mkt sale
03/06/2003        700         1.92     open mkt sale
03/06/2003       1600         1.93     open mkt sale
03/06/2003        400         1.93     open mkt sale
03/06/2003       1100         1.92     open mkt sale
03/06/2003        300         1.92     open mkt sale
03/06/2003       1300         1.92     open mkt sale
03/06/2003        300         1.92     open mkt sale
03/06/2003       1600         1.93     open mkt sale
03/06/2003       1700         1.92     open mkt sale
03/06/2003        800         1.93     open mkt sale
03/06/2003       7250         1.92     open mkt sale
03/06/2003      11200         1.92     open mkt sale
03/06/2003       2200         1.93     open mkt sale
03/06/2003       1250         1.92     open mkt sale
03/06/2003      18650         1.92     open mkt sale
03/06/2003      10350         1.92     open mkt sale
03/06/2003        300         1.92     open mkt sale
03/06/2003       5500         1.92     open mkt sale
03/06/2003        700         1.92     open mkt sale
03/06/2003       1200         1.93     open mkt sale
03/06/2003       1100         1.92     open mkt sale
03/06/2003       1600         1.93     open mkt sale
03/06/2003       1700         1.92     open mkt sale
03/06/2003        700         1.92     open mkt sale
03/06/2003       2800         1.93     open mkt sale
03/06/2003        700         1.92     open mkt sale
03/06/2003        300         1.92     open mkt sale
03/06/2003       2700         1.92     open mkt sale
03/06/2003      28900         1.92     open mkt sale
03/06/2003       5300         1.92     open mkt sale
03/06/2003       5400         1.93     open mkt sale
03/06/2003       8000         1.93     open mkt sale
03/06/2003      40500         1.92     open mkt sale
03/06/2003      11900         1.92     open mkt sale
03/06/2003       1900         1.92     open mkt sale
03/06/2003       7100         1.92     open mkt sale
03/06/2003        500         1.92     open mkt sale
03/06/2003        500         1.92     open mkt sale
03/06/2003        650         1.92     open mkt sale
03/06/2003       2800         1.93     open mkt sale
03/06/2003      15800         1.92     open mkt sale
03/06/2003       1100         1.92     open mkt sale
03/06/2003       1300         1.92     open mkt sale
03/06/2003       3000         1.93     open mkt sale
03/06/2003        800         1.93     open mkt sale
03/06/2003       1600         1.93     open mkt sale
03/06/2003       1500         1.92     open mkt sale
03/06/2003       3300         1.92     open mkt sale
03/06/2003       3100         1.92     open mkt sale
03/06/2003       3000         1.93     open mkt sale
03/06/2003       4100         1.92     open mkt sale
03/06/2003        100         1.92     open mkt sale
03/06/2003       3800         1.93     open mkt sale
03/06/2003        900         1.92     open mkt sale
03/06/2003        700         1.92     open mkt sale
03/06/2003       2450         1.92     open mkt sale
03/07/2003        950         2.03     open mkt sale
03/07/2003       1200         2.03     open mkt sale
03/07/2003         50         2.02     open mkt sale
03/07/2003       9400         2.03     open mkt sale
03/07/2003       2850         2.03     open mkt sale
03/07/2003       2400         2.03     open mkt sale
03/07/2003        500         2.03     open mkt sale
03/07/2003        600         2.03     open mkt sale
03/07/2003       1400         2.03     open mkt sale
03/07/2003       1800         2.03     open mkt sale
03/07/2003       1500         2.03     open mkt sale
03/07/2003       1800         2.03     open mkt sale
03/07/2003       2700         2.03     open mkt sale
03/07/2003        350         2.03     open mkt sale
03/12/2003       1050         2.29     open mkt sale
03/12/2003        150         2.29     open mkt sale
03/12/2003       2200         2.29     open mkt sale
03/12/2003       1500         2.29     open mkt sale
03/12/2003       1500         2.29     open mkt sale
03/12/2003       2350         2.29     open mkt sale
03/12/2003       6550         2.29     open mkt sale
03/13/2003        100         2.38     open mkt sale
03/14/2003        200         2.38     open mkt sale
03/14/2003        300         2.38     open mkt sale
04/01/2003        300         2.38     open mkt sale
04/01/2003       2150         2.22     open mkt sale
04/01/2003       1200         2.38     open mkt sale
04/01/2003        700         2.22     open mkt sale
04/01/2003        900         2.22     open mkt sale
04/01/2003        100         2.22     open mkt sale
04/01/2003       7300         2.22     open mkt sale
04/01/2003       1900         2.38     open mkt sale
04/01/2003       1950         2.22     open mkt sale
04/01/2003      10200         2.22     open mkt sale
04/01/2003       2900         2.22     open mkt sale
04/07/2003       4100         2.32     open mkt sale
04/07/2003       5200         2.32     open mkt sale
04/07/2003       1700         2.32     open mkt sale
04/07/2003       5600         2.32     open mkt sale
04/07/2003       1200         2.32     open mkt sale
04/07/2003       1400         2.32     open mkt sale
04/07/2003       1400         2.32     open mkt sale
04/07/2003       6900         2.32     open mkt sale
04/09/2003        600         2.33     open mkt sale
04/09/2003       1500         2.32     open mkt sale
04/09/2003       1000         2.33     open mkt sale
04/09/2003       2500         2.32     open mkt sale
04/09/2003       1000         2.33     open mkt sale
04/09/2003       2500         2.32     open mkt sale
04/09/2003        400         2.33     open mkt sale
04/09/2003       1000         2.33     open mkt sale
04/09/2003       1000         2.33     open mkt sale
04/09/2003       2500         2.32     open mkt sale
04/14/2003        100         2.33     open mkt sale
04/14/2003       1500         2.24     open mkt sale
04/14/2003        100         2.33     open mkt sale
04/14/2003        700         2.24     open mkt sale
04/14/2003        800         2.25     open mkt sale
04/14/2003        600         2.25     open mkt sale
04/14/2003        300         2.24     open mkt sale
04/14/2003        100         2.24     open mkt sale
04/14/2003        100         2.33     open mkt sale
04/14/2003       2500         2.24     open mkt sale
04/14/2003       1000         2.25     open mkt sale
04/14/2003        100         2.33     open mkt sale
04/14/2003       1600         2.25     open mkt sale
04/14/2003        900         2.24     open mkt sale
04/15/2003        300         2.84     open mkt sale
04/15/2003       4100         2.84     open mkt sale
04/15/2003        700         2.84     open mkt sale
04/15/2003        500         2.84     open mkt sale
04/15/2003       1600         2.84     open mkt sale
04/15/2003        400         2.84     open mkt sale
04/15/2003       2700         2.84     open mkt sale
04/15/2003       1900         2.84     open mkt sale
04/15/2003        500         2.94     open mkt sale
04/15/2003       4900         2.94     open mkt sale
04/15/2003       1000         2.84     open mkt sale
04/15/2003        400         2.94     open mkt sale
04/15/2003       4300         2.84     open mkt sale
04/15/2003       2900         2.84     open mkt sale
04/15/2003       4100         2.84     open mkt sale
04/15/2003        600         2.84     open mkt sale
04/15/2003       4500         2.94     open mkt sale
04/15/2003        100         2.94     open mkt sale
04/15/2003        700         2.94     open mkt sale
04/15/2003        300         2.84     open mkt sale
04/15/2003        350         2.84     open mkt sale
04/15/2003        850         2.84     open mkt sale
04/15/2003       1600         2.84     open mkt sale
04/15/2003        400         2.84     open mkt sale
04/15/2003        200         2.84     open mkt sale
04/15/2003        100         2.84     open mkt sale
04/15/2003        900         2.84     open mkt sale
04/15/2003        400         2.84     open mkt sale
04/15/2003        200         2.84     open mkt sale
04/15/2003        700         2.84     open mkt sale
04/15/2003        700         2.84     open mkt sale
04/15/2003       6700         2.84     open mkt sale
04/15/2003       6400         2.84     open mkt sale
04/15/2003       1900         2.84     open mkt sale
04/15/2003        200         2.94     open mkt sale
04/15/2003        800         2.94     open mkt sale
04/15/2003       1700         2.94     open mkt sale
04/15/2003       3800         2.94     open mkt sale
04/15/2003       3100         2.94     open mkt sale
04/15/2003        600         2.84     open mkt sale
04/15/2003       1500         2.84     open mkt sale
04/15/2003        300         2.84     open mkt sale
04/15/2003       1100         2.94     open mkt sale
04/15/2003        900         2.84     open mkt sale
04/15/2003      12300         2.84     open mkt sale
04/15/2003       5900         2.94     open mkt sale
04/15/2003       4700         2.84     open mkt sale
04/15/2003       4900         2.84     open mkt sale
04/15/2003        300         2.94     open mkt sale
04/15/2003       4000         2.94     open mkt sale
04/15/2003       9100         2.84     open mkt sale
04/15/2003      10500         2.84     open mkt sale
04/15/2003       1000         2.84     open mkt sale
04/15/2003       9200         2.94     open mkt sale
04/15/2003       4700         2.84     open mkt sale
04/15/2003       2600         2.84     open mkt sale
04/15/2003       3300         2.94     open mkt sale
04/16/2003       1300         3.09     open mkt sale
04/16/2003       3000         3.09     open mkt sale
04/16/2003       1400         3.07     open mkt sale
04/16/2003       1100         3.07     open mkt sale
04/16/2003        300         3.09     open mkt sale
04/16/2003        100         3.09     open mkt sale
04/16/2003        100         3.07     open mkt sale
04/16/2003        100         3.07     open mkt sale
04/16/2003       4200         3.09     open mkt sale
04/16/2003        400         3.07     open mkt sale
04/16/2003       2000         3.07     open mkt sale
04/16/2003        600         3.09     open mkt sale
04/16/2003        700         3.09     open mkt sale
04/16/2003        700         3.09     open mkt sale
04/16/2003       5300         3.09     open mkt sale
04/16/2003       1700         3.07     open mkt sale
04/16/2003       2500         3.07     open mkt sale
04/16/2003        200         3.10     open mkt sale
04/16/2003        700         3.09     open mkt sale
04/16/2003        500         3.07     open mkt sale
04/16/2003       4700         3.09     open mkt sale
04/16/2003       2700         3.07     open mkt sale
04/16/2003       3400         3.09     open mkt sale
04/16/2003       1900         3.07     open mkt sale
04/16/2003       5500         3.09     open mkt sale
04/16/2003       1700         3.09     open mkt sale
04/16/2003       4100         3.07     open mkt sale
04/16/2003       2600         3.09     open mkt sale
04/16/2003       1500         3.07     open mkt sale
04/17/2003        600         2.92     open mkt sale
04/17/2003        400         2.97     open mkt sale
04/17/2003        600         2.92     open mkt sale
04/17/2003        400         2.97     open mkt sale
04/17/2003        300         2.97     open mkt sale
04/17/2003       1200         2.92     open mkt sale
04/17/2003        100         2.92     open mkt sale
04/17/2003        600         2.97     open mkt sale
04/17/2003        600         2.92     open mkt sale
04/17/2003        500         2.92     open mkt sale
04/17/2003        400         2.97     open mkt sale
04/17/2003        400         2.97     open mkt sale
04/17/2003       1100         2.92     open mkt sale
04/17/2003        300         2.92     open mkt sale
04/21/2003       1700         2.99     open mkt sale
04/21/2003       1700         2.99     open mkt sale
04/21/2003       1600         2.99     open mkt sale
04/21/2003       3500         2.99     open mkt sale
04/21/2003       1800         2.99     open mkt sale
04/21/2003       1700         2.99     open mkt sale
04/22/2003        700         2.97     open mkt sale
04/22/2003        700         2.97     open mkt sale
04/22/2003        700         2.97     open mkt sale
04/22/2003       1400         2.97     open mkt sale
04/22/2003        800         2.97     open mkt sale
04/22/2003        700         2.97     open mkt sale
04/23/2003       1400         3.13     open mkt sale
04/23/2003       1400         3.12     open mkt sale
04/23/2003       1400         2.97     open mkt sale
04/23/2003       1400         2.97     open mkt sale
04/23/2003        600         3.13     open mkt sale
04/23/2003        800         3.13     open mkt sale
04/23/2003       1400         3.12     open mkt sale
04/23/2003       1300         3.12     open mkt sale
04/23/2003       1300         2.97     open mkt sale
04/23/2003       1300         3.13     open mkt sale
04/23/2003       2900         2.97     open mkt sale
04/23/2003       2900         3.12     open mkt sale
04/23/2003       2900         3.13     open mkt sale
04/23/2003       1500         3.12     open mkt sale
04/23/2003       1500         3.13     open mkt sale
04/23/2003       1500         2.97     open mkt sale
04/23/2003        800         3.13     open mkt sale
04/23/2003        700         3.13     open mkt sale
04/23/2003        100         3.12     open mkt sale
04/23/2003        900         3.12     open mkt sale
04/23/2003        500         3.12     open mkt sale
04/23/2003       1500         2.97     open mkt sale
04/25/2003       4100         3.08     open mkt sale
04/25/2003        300         3.08     open mkt sale
04/25/2003       2400         3.08     open mkt sale
04/25/2003       2500         3.08     open mkt sale
04/25/2003       2900         3.08     open mkt sale
04/25/2003       9300         3.08     open mkt sale
04/28/2003        400         3.15     open mkt sale
04/28/2003       1700         3.15     open mkt sale
04/28/2003       5100         3.17     open mkt sale
04/28/2003       7100         3.17     open mkt sale
04/28/2003        500         3.17     open mkt sale
04/28/2003       1100         3.17     open mkt sale
04/28/2003       1300         3.15     open mkt sale
04/28/2003       5800         3.17     open mkt sale
04/28/2003       2300         3.17     open mkt sale
04/28/2003        400         3.15     open mkt sale
04/28/2003       4200         3.15     open mkt sale
04/28/2003        200         3.17     open mkt sale
04/28/2003        400         3.17     open mkt sale
04/28/2003        300         3.17     open mkt sale
04/28/2003       3400         3.17     open mkt sale
04/28/2003       3200         3.17     open mkt sale
04/28/2003       2600         3.17     open mkt sale
04/28/2003        700         3.17     open mkt sale
04/28/2003       5000         3.17     open mkt sale
04/28/2003       5000         3.17     open mkt sale
04/28/2003       3000         3.17     open mkt sale
04/28/2003       1000         3.17     open mkt sale
04/28/2003       1600         3.17     open mkt sale
04/28/2003       2100         3.17     open mkt sale
04/28/2003       1600         3.17     open mkt sale
04/28/2003       1000         3.15     open mkt sale
04/28/2003       6500         3.17     open mkt sale
04/28/2003        700         3.15     open mkt sale
04/28/2003       4300         3.17     open mkt sale
04/28/2003        300         3.15     open mkt sale
04/28/2003       2200         3.17     open mkt sale
04/29/2003        800         3.25     open mkt sale
04/29/2003       8500         3.25     open mkt sale
04/29/2003        700         3.25     open mkt sale
04/29/2003       6900         3.25     open mkt sale
04/29/2003       3100         3.25     open mkt sale
04/29/2003        200         3.25     open mkt sale
04/29/2003       1700         3.25     open mkt sale
04/29/2003       6700         3.25     open mkt sale
04/29/2003       1400         3.25     open mkt sale
04/29/2003      10000         3.25     open mkt sale
04/29/2003      10000         3.25     open mkt sale
04/30/2003        600         3.36     open mkt sale
04/30/2003        600         3.36     open mkt sale
04/30/2003        600         3.36     open mkt sale
04/30/2003       1300         3.36     open mkt sale
04/30/2003        600         3.36     open mkt sale
04/30/2003        300         3.36     open mkt sale
04/30/2003       1000         3.36     open mkt sale
05/01/2003       1000         3.23     open mkt sale
05/01/2003       3400         3.23     open mkt sale
05/01/2003       2900         3.23     open mkt sale
05/01/2003       1500         3.23     open mkt sale
05/01/2003       4400         3.23     open mkt sale
05/01/2003       8700         3.23     open mkt sale
05/01/2003        700         3.23     open mkt sale
05/01/2003        500         3.23     open mkt sale
05/01/2003       3200         3.23     open mkt sale
05/01/2003        800         3.23     open mkt sale
05/01/2003       7900         3.23     open mkt sale
05/02/2003      10000         3.17     open mkt sale
05/05/2003       6000         3.35     open mkt sale
05/05/2003        100         3.35     open mkt sale
05/05/2003        200         3.36     open mkt sale
05/05/2003        200         3.36     open mkt sale
05/05/2003       2200         3.35     open mkt sale
05/05/2003        300         3.35     open mkt sale
05/05/2003        700         3.35     open mkt sale
05/05/2003        300         3.35     open mkt sale
05/05/2003        900         3.35     open mkt sale
05/05/2003       4800         3.35     open mkt sale
05/05/2003       1200         3.35     open mkt sale
05/05/2003        300         3.35     open mkt sale
05/05/2003        900         3.35     open mkt sale
05/05/2003       2600         3.35     open mkt sale
05/05/2003        800         3.35     open mkt sale
05/05/2003       1300         3.35     open mkt sale
05/05/2003        300         3.35     open mkt sale
05/05/2003       1600         3.35     open mkt sale
05/05/2003       1700         3.35     open mkt sale
05/05/2003      12400         3.35     open mkt sale
05/05/2003        500         3.35     open mkt sale
05/05/2003       6000         3.35     open mkt sale
05/05/2003        500         3.35     open mkt sale
05/05/2003        200         3.36     open mkt sale
05/05/2003        200         3.36     open mkt sale
05/05/2003       1000         3.35     open mkt sale
05/05/2003        900         3.35     open mkt sale
05/05/2003       2200         3.35     open mkt sale
05/05/2003        600         3.35     open mkt sale
05/05/2003       6000         3.35     open mkt sale
05/05/2003       8700         3.35     open mkt sale
05/05/2003        900         3.35     open mkt sale
05/05/2003      39800         3.35     open mkt sale
05/05/2003       3600         3.35     open mkt sale
05/05/2003       4600         3.35     open mkt sale
05/05/2003       6200         3.35     open mkt sale
05/05/2003       1400         3.35     open mkt sale
05/05/2003        500         3.35     open mkt sale
05/05/2003        500         3.35     open mkt sale
05/05/2003       1700         3.35     open mkt sale
05/05/2003       1700         3.35     open mkt sale
05/05/2003        400         3.35     open mkt sale
05/05/2003       2100         3.35     open mkt sale
05/05/2003        900         3.35     open mkt sale
05/05/2003       2600         3.35     open mkt sale
05/05/2003        400         3.35     open mkt sale
05/06/2003       5800         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       8900         3.95     open mkt sale
05/06/2003       8100         3.95     open mkt sale
05/06/2003        200         3.96     open mkt sale
05/06/2003        200         3.96     open mkt sale
05/06/2003       3000         3.95     open mkt sale
05/06/2003       1800         3.95     open mkt sale
05/06/2003      41400         3.95     open mkt sale
05/06/2003       1800         3.95     open mkt sale
05/06/2003        200         3.96     open mkt sale
05/06/2003        800         3.96     open mkt sale
05/06/2003       2400         3.95     open mkt sale
05/06/2003       3900         3.95     open mkt sale
05/06/2003       1100         3.95     open mkt sale
05/06/2003       3700         3.95     open mkt sale
05/06/2003       7100         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       3500         3.95     open mkt sale
05/06/2003       3900         3.95     open mkt sale
05/06/2003       4400         3.95     open mkt sale
05/06/2003        900         3.95     open mkt sale
05/06/2003       1300         3.95     open mkt sale
05/06/2003       1100         3.95     open mkt sale
05/06/2003       3200         3.95     open mkt sale
05/06/2003       2900         3.95     open mkt sale
05/06/2003       6300         3.95     open mkt sale
05/06/2003       1500         3.95     open mkt sale
05/06/2003       3600         3.95     open mkt sale
05/06/2003       3200         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       1800         3.95     open mkt sale
05/06/2003       1700         3.95     open mkt sale
05/06/2003       1300         3.95     open mkt sale
05/06/2003       2400         3.95     open mkt sale
05/06/2003       5000         3.95     open mkt sale
05/06/2003       2400         3.95     open mkt sale
05/06/2003        800         3.96     open mkt sale
05/06/2003        600         3.96     open mkt sale
05/06/2003      15700         3.95     open mkt sale
05/06/2003      11100         3.95     open mkt sale
05/06/2003       5300         3.95     open mkt sale
05/06/2003       2700         3.95     open mkt sale
05/06/2003      60700         3.95     open mkt sale
05/06/2003       3100         3.95     open mkt sale
05/06/2003       2200         3.95     open mkt sale
05/06/2003       6500         3.95     open mkt sale
05/06/2003       6700         3.95     open mkt sale
05/06/2003      24700         3.95     open mkt sale
05/06/2003      38600         3.95     open mkt sale
05/06/2003      10700         3.95     open mkt sale
05/06/2003      92500         3.95     open mkt sale
05/06/2003       1100         3.95     open mkt sale
05/06/2003      20200         3.95     open mkt sale
05/06/2003        600         3.96     open mkt sale
05/06/2003        700         3.95     open mkt sale
05/06/2003       3200         3.95     open mkt sale
05/06/2003       2000         3.95     open mkt sale
05/06/2003       3200         3.95     open mkt sale
05/06/2003       1900         3.95     open mkt sale
05/06/2003        900         3.95     open mkt sale
05/06/2003        900         3.95     open mkt sale
05/06/2003      17000         3.95     open mkt sale
05/06/2003      28800         3.95     open mkt sale
05/06/2003        300         3.95     open mkt sale
05/06/2003       4500         3.95     open mkt sale
05/06/2003       2400         3.95     open mkt sale
05/06/2003       4100         3.95     open mkt sale
05/06/2003       5700         3.95     open mkt sale
05/06/2003       2300         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       3500         3.95     open mkt sale
05/06/2003       1700         3.95     open mkt sale
05/06/2003       4900         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       5200         3.95     open mkt sale
05/06/2003        100         3.95     open mkt sale
05/06/2003       1200         3.95     open mkt sale
05/06/2003       2200         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       1000         3.96     open mkt sale
05/06/2003       3000         3.95     open mkt sale
05/06/2003       1300         3.95     open mkt sale
05/06/2003        100         3.95     open mkt sale
05/06/2003        200         3.96     open mkt sale
05/06/2003        400         3.96     open mkt sale
05/06/2003       1000         3.96     open mkt sale
05/06/2003        800         3.96     open mkt sale
05/06/2003       1400         3.95     open mkt sale
05/06/2003       4700         3.95     open mkt sale
05/06/2003       1500         3.95     open mkt sale
05/06/2003        500         3.95     open mkt sale
05/06/2003       5300         3.95     open mkt sale
05/06/2003       4700         3.95     open mkt sale
05/06/2003        700         3.95     open mkt sale
05/06/2003       2400         3.95     open mkt sale

CUSIP No. 868587106				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	May 7, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht

CUSIP No. 868587106				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	May 7, 2003

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:	RS Investment Management Co. LLC
	General Partner
	By:  /s/  G. Randall Hecht
		    G. Randall Hecht
		    Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	RS Investment Management Co. LLC
		General Partner
		By:	/s/	G. Randall Hecht
				G. Randall Hecht
				Chief Executive Officer

/s/	G. Randall Hecht
	G. Randall Hecht